Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
PHILIP MORRIS INTERNATIONAL INC. HOSTS 2018 INVESTOR DAY;
REVISES AND NARROWS, ONLY FOR CURRENCY (INCLUDING THE IMPACT OF MOVING TO HIGHLY INFLATIONARY ACCOUNTING IN ARGENTINA), ITS 2018 FULL-YEAR REPORTED DILUTED EPS FORECAST TO A RANGE OF $4.97 TO $5.02, RESULTING IN CURENCY-NEUTRAL EPS GROWTH OF APPROXIMATELY 8% TO 9% VERSUS ADJUSTED DILUTED EPS IN 2017 OF $4.72
NEW YORK, September 27, 2018 -- Philip Morris International Inc.’s (NYSE: PM) senior management reviews the company’s business outlook and long-term growth strategies at a one-day investor meeting starting today at the Operations Center in Lausanne, Switzerland.
“We are committed to our goal of convincing the men and women who would otherwise continue to smoke to switch to scientifically-substantiated smoke-free products as soon as possible, while maintaining our strong leadership position in the declining combustible business,” said André Calantzopoulos, Chief Executive Officer.
“To help convince those smokers to make the switch, we have developed an exciting pipeline of relevant and credible products that benefit from robust scientific substantiation and a superior end-to-end consumer experience.”
“We are making encouraging progress in our efforts to secure recognition among regulators that our innovative smoke-free alternatives to cigarettes are likely to be less harmful than continued smoking and an important tool to complement public health policies.”
“To accelerate our vision of a smoke-free world, we are transforming our organization to be fit for purpose, significantly improving our internal capabilities through organizational agility, entrepreneurship, continuous learning, digitalization and operating efficiency.”
“I have every confidence that, as a result, the strategies we have put in motion are the right ones to deliver strong business growth and shareholder returns in the years to come.”
Webcast Details
The presentations and Q&A session will be webcast live in a listen-only mode beginning on Thursday, September 27, 2018, at approximately 8:55 a.m. CET and concluding at approximately 5:00 p.m. CET. Times are local Swiss. A copy of the slides, full transcript, glossary of key terms and definitions, as well reconciliations of non-GAAP measures to the most directly comparable GAAP measures, will be made available promptly at www.pmi.com/2018InvestorDay. The audio webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp. An archive of the webcast will be available until Friday, October 26, 2018.
2018 Full-Year Forecast
PMI revises and narrows, only for currency, including the impact of moving to highly inflationary accounting in Argentina, its 2018 full-year reported diluted EPS forecast to a range of $4.97 to $5.02, at prevailing exchange rates, representing a projected increase of approximately 28% to 29% versus reported diluted earnings per share of $3.88 in 2017. This revision reflects the following developments:

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An unfavorable currency impact, at prevailing exchange rates, of approximately $0.12, compared to the previously communicated unfavorable full-year impact of approximately $0.07, mainly due to the Turkish lira; and

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Effective July 1, 2018, in accordance with U.S. GAAP, PMI began to account for the operations of its Argentinian affiliates as highly inflationary and to treat the U.S. dollar as the affiliates’ functional currency. Following this accounting change, as a result of the further devaluation of the Argentine peso, the full-year forecast includes an unfavorable currency impact of approximately $0.06 at prevailing exchange rates, which is now considered as part of the underlying business results.

Excluding the unfavorable currency impact, at prevailing exchange rates, of approximately $0.12, the full-year forecast represents a projected increase of approximately 8% to 9% versus adjusted diluted EPS in 2017 of $4.72.
Adjusted diluted earnings per share of $4.72 in 2017 is calculated as reported diluted EPS of $3.88, plus tax items of $0.84 per share primarily related to the implementation of the Tax Cuts and Jobs Act.
2018 Full-Year Forecast Overview & Assumptions
This revised full-year forecast assumes:

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A total cigarette and heated tobacco unit shipment volume decline for PMI of approximately 2% versus an estimated total international volume decline (excluding China and the U.S.) of approximately 2.5% compared to a previously communicated estimated total international volume decline of 2% to 3%;

•	Significant growth of PMI's in-market heated tobacco unit sales volume, driven by all launch markets, notably the EU Region, Japan, Korea and Russia, reaching 44 to 45 billion units in 2018;

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Heated tobacco unit shipments of 41 to 42 billion units in 2018, including an anticipated full-year distributor inventory reduction -- concentrated in the third quarter of 2018 -- of approximately three billion units, reflecting an estimated four billion unit reduction in Japan offset by an estimated one billion unit increase in other markets; and

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Currency-neutral net revenue growth of approximately 3%, compared to the previously communicated range of approximately 3% to 4%, primarily reflecting the move to highly inflationary accounting in Argentina resulting in the treatment of the U.S. dollar as the functional currency of the company’s Argentinian affiliates, effective July 1, 2018.

This forecast further assumes:

•	An estimated strong combustible product pricing variance of approximately 7%;

•	Net incremental investment behind RRPs of approximately $600 million for the full year;

•	Operating cash flow of approximately $9 billion, subject to currency movements and year-end working capital requirements;

•	Capital expenditures of approximately $1.5 billion;

•	An effective tax rate of approximately 24%; and

•	No share repurchases.

This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the Tax Cuts and Jobs Act, and any unusual events. Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
2019-2021 Targets & Assumptions
The company communicated the following key targets related to the three-year period 2019 to 2021:

•	Net revenue and adjusted diluted EPS compound annual currency-neutral growth of at least 5% and 8%, respectively;

•	Heated tobacco unit volume of 90-100 billion units by 2021;

•	Stable unit cost of goods sold;

•	Over $1 billion in annualized cost efficiencies by 2021 compared to the cost base in 2018;

•	Growth in operating cash flow broadly in line with net earnings;

•	Relatively stable net interest expense; and

•	Estimated annual capital expenditures of $1.2 to $1.3 billion.
The company communicated the following key assumptions related to the three-year period 2019 to 2021:

•	An estimated total international compound annual volume decline (excluding China and the U.S.) of 2% to 3%;

•	Continued strong pricing, supported by a broadly rational excise tax environment;

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No share repurchases included in the growth targets for the period. Based on its growth targets and subject to currency, the company will be in a position to reconsider share repurchases later in the period;

•	An effective annual tax rate of approximately 24%; and

•	A dividend payout ratio that is anticipated to gradually come down over the period.
Other Highlights
The company will:

•	Explain why its combustible business, led by its superior brand portfolio, is strong;

•	Outline recent developments related to the scientific substantiation of its reduced-risk products portfolio;

•	Introduce and explain its latest innovative IQOS devices and related ecosystems;

•	Provide insights into IQOS adult user evolution, conversion and economics, including by select key geographies;

•	Explain how it is building a more agile, responsive, pro-active and consumer-centric organization to deliver on its vision of a Smoke-Free Future; and

•	Discuss why it anticipates better business performance in 2019 compared to 2018.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult consumer behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2018. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Definition of Reduced-Risk Products
"Reduced-risk products," or "RRPs," is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking.  PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. Because PMI's RRPs do not burn tobacco, they produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
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Philip Morris International: Who We Are
We are a leading international tobacco company engaged in the manufacture and sale of cigarettes and other nicotine-containing products in markets outside the United States of America.  We’re building our future on smoke-free products that are a much better consumer choice than continuing to smoke cigarettes.  Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, we aim to ensure that our smoke-free products meet adult consumer preferences and rigorous regulatory requirements. Our vision is that these products ultimately replace cigarettes to the benefit of adult smokers, society, our company and our shareholders.  For more information, see www.pmi.com and www.pmiscience.com.